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                                                                     Exhibit 23G

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sunquest Information Systems, Inc. of our report dated February 14, 1997, included in the 1996 Annual Report to Shareholders of Sunquest Information Systems, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-06015) pertaining to the Employee Stock Purchase Plan of Sunquest Information Systems, Inc. of our report dated February 14, 1997 with respect to the consolidated financial statements of Sunquest Information Systems, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                 ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
March 23, 1997